      Exhibit 99.1

AMERICAN SPECTRUM REALTY, INC. William J. Carden, Chairman, President and CEO 713-706-6200	FOR IMMEDIATE RELEASE

AMERICAN SPECTRUM REALTY REPORTS NET INCOME OF $9.4 MILLION FOR
SECOND QUARTER

Houston, TX, August 15, 2011 American Spectrum Realty, Inc. (AMEX: AQQ) (“the Company”), a real estate investment, management and leasing company headquartered in Houston, Texas, announced today its results for the quarter ended June 30, 2011.

Net income attributable to common stockholders for the three months ended June 30, 2011 was $9.4 million, or $3.18 per share, compared to a net loss attributable to common stockholders for the three months ended June 30, 2010 of $2.2 million, or $0.74 per share (restated from $0.70 per share).  The net income for the quarter ended June 30, 2011 included income from discontinued operations of $17.5 million.

Third party management and leasing revenue increased by approximately $0.3 million for the three months ended June 30, 2011 when compared to the three months ended June 30, 2010.  The increase was due to an increase in third party management and leasing revenues attributable to the Company’s third party management and leasing contracts.

The Company recorded income from discontinued operations of $17.5 million for the second quarter of 2011 compared to a loss of $0.5 million for the second quarter of 2010.  The income from discontinued operations for the second quarter of 2011 was attributable to the sale of 7700 Irvine Center.

Rental revenue for the period increased by $10.6 million, or 154%, in comparison to the prior period. The increase in rental revenue was primarily due to the consolidation of variable interest entities (“VIE”), which resulted in additional rental revenues of approximately $11.1 million.  Rental revenue for owned by the company other than through VIES properties decreased by $0.5 million.  This decrease was attributable to a decrease in rental revenue for properties owned for the full three months ended June 30, 2011 and June 30, 2010 of approximately $0.9 million.  This decrease was primarily due to a decrease in occupancy.  The weighted average occupancy of owned properties decreased from 82% at June 30, 2010 to 75% at June 30, 2011.  The properties owned in Houston had a weighted average occupancy of 81% at June 30, 2011.  The decrease in rental revenue was partially offset by the acquisition of two properties in the second quarter of 2010, which accounted for an increase in rental revenue of $0.4 million.

The Company also recognized other income of $4.8 million during the three months ended June 30, 2011, primarily due to a $4.2 million gain on litigation settlement.

The Company’s Funds From Operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts, was $4.0 million for the six months ended June 30, 2011 compared to $0.1 million for the six months ended June 30, 2010.  The Company’s business is the ownership, operation and management of real estate. It believes that FFO is helpful to investors when measuring operating performance because it excludes various items that are considered in the determination of net income or loss that do not relate to or are not indicative of operating performance, such as gains or losses from sales of operating properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult.  The following table reflects the reconciliation of FFO to net income (loss) attributable to the Company, the most directly comparable Generally Accepted Accounting Principles measure, for the six months ended June 30, 2011 and June 30, 2010 (in thousands):

	Six Months June 30,
	2011	2010
Net income (loss) attributable to the Company	$7,394	$(1,756)
Depreciation and amortization from discontinued operations	712	1,636
Gain on sale of discontinued operations attributable to the Company	(15,444)	(4,315)
Impairment expense	150	-
Deferred income tax expense (benefit)	5,021	(1,430)
Depreciation and amortization attributable to the Company’s owned properties	6,157	5,999
FFO	$3,990	$134

The increase in FFO for the six months ended June 30, 2011 in comparison to the six months ended June 30, 2010 was primarily due to the gain recognized on litigation settlement.

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, 30 office, industrial and retail properties aggregating approximately 2.8 million square feet in California, Texas, Arizona and the Midwest, and has been publicly traded since 2001.  American Spectrum Realty Management, LLC, a wholly-owned subsidiary of the Company’s operating partnership, manages and leases all properties owned by American Spectrum Realty, Inc.  For more information, visit www. americanspectrum.com or call 888-315-ASRM.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate.  Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

- Financial Tables Follow –

AMERICAN SPECTRUM REALTY, INC.
 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, except for share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
		(Restated)		(Restated)
REVENUES:
Rental revenue	$17,481	$6,894	$35,222	$13,432
Third party management and leasing revenue	1,478	1,202	2,514	2,166
Interest income	60	13	199	77
Total revenues	19,019	8,109	37,935	15,675

EXPENSES:
Property operating expense	7,043	3,426	13,601	6,579
Corporate general and administrative	2,424	2,516	4,941	4,138
Depreciation and amortization	7,726	3,278	15,238	6,208
Interest expense	7,709	3,017	15,759	5,748
Impairment of real estate assets	-	-	150	-
Total expenses	24,902	12,237	49,689	22,673

OTHER INCOME:
Gain on litigation settlement	4,174	-	4,174	-
Other income	623	-	623	-
Total other income	4,797	-	4,797	-

Loss from continuing operations before deferred income tax	(1,086)	(4,128)	(6,957)	(6,998)

Deferred income tax (expense)/benefit	(66)	1,574	873	2,658

Loss from continuing operations	(1,152)	(2,554)	(6,084)	(4,340)

Discontinued operations:
Loss from operations	(70)	(804)	(857)	(957)
Gain on sale of discontinued operations	23,631	-	23,631	4,315
Income tax (expense)/benefit	(6,082)	293	(5,894)	(1,229)
Income/(loss) from discontinued operations	17,479	(511)	16,880	2,129

Net (loss)/income, including non-controlling interests	$16,327	$(3,065)	$10,796	$(2,211)

Plus: Net (income)/loss attributable to non-controlling interests	(6,894)	889	(3,402)	455

Net income/(loss) attributable to American Spectrum Realty, Inc.	9,433	(2,176)	7,394	(1,756)

Less: Preferred stock dividend	(60)	(60)	(120)	(120)

Net income/(loss) attributable to American Spectrum Realty, Inc. common stockholders	$9,373	$(2,236)	$7,274	$(1,876)

Basic and diluted per share data:
Income/(loss) from continuing operations attributable to American Spectrum Realty, Inc. common stockholders	$0.05	$(0.66)	$(0.53)	$(1.17)
Income/(loss) from discontinued operations attributable to American Spectrum Realty, Inc.	3.13	(0.08)	3.03	0.58
Net income/(loss) attributable to American Spectrum Realty, Inc. common stockholders	$3.18	$(0.74)	$2.50	$(0.59)

Basic and diluted weighted average shares used	2,964,001	2,930,461	2,962,647	2,892,329

Amounts attributable to American Spectrum Realty, Inc. common stockholders:
Income (loss) from continuing operations	$81	$(2,176)	$(1,692)	$(3,767)
Income from discontinuing operations	$9,292	$(60)	$8,966	$1,891
Net income/(loss)	$9,373	$(2,236)	$7,274	$(1,876)